Exhibit 10.1

July 9, 2021

Pamela Cramer

12 Charles Street

Newburyport, MA 01950

Dear Pam,

Congratulations on your offer of employment with Rhythm Pharmaceuticals, Inc. (referred to in this letter as “Rhythm” or the “Company”). I am confident you will find your career with Rhythm to be filled with opportunities, challenges and rewards. We take great pride in hiring professionals who have talent, drive, creativity and commitment and we are delighted to have you join our team. Below you will find important information about our organization, your individual position, rewards and benefits.

Employment. I am pleased to offer you the position of Chief Human Resource Officer, beginning on July 26, 2021 (the “Start Date”), reporting to David Meeker, President & Chief Executive Officer. You will be responsible for performing the duties associated with the position above or as the Company may otherwise assign to you. Your primary place of employment will initially be in the Company’s offices located in Boston, Massachusetts; however, you will be expected to travel as may be necessary to fulfill your responsibilities. In the course of your employment with the Company, you will be subject to, and required to comply with, all Company policies and all applicable laws and regulations.

Base Salary. During your employment, your salary will be $330,000 annualized, subject to all required and elected taxes and other withholdings. Your salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

Annual Incentive Bonus. Following the end of each fiscal year and subject to the approval by the Company’s Board of Directors in its sole discretion, you will be eligible to earn an incentive bonus, based on your performance and the Company’s performance, each during the applicable fiscal year, and subject to your continued employment in good standing on the date of payment of such incentive bonus. Your target annual incentive bonus opportunity shall be up to 40% of your annualized base salary.

Equity Grant. Subject to the approval of the Board of Directors of the Company, the Company will grant to you 75,000 stock options and 12,500 restricted stock units. The stock options and restricted stock units will be subject to the terms of the Company’s 2017 Equity Incentive Plan and an award agreement to be entered into between you and the Company.

Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, subject to the terms and conditions of those programs. The Company’s benefits programs are subject to change at any time in the Company’s sole discretion.

Vacation. You will be eligible for annual paid vacation of four (4) weeks. Your accrual and use of vacation time will be pursuant and subject to any vacation or time off policy the Company may establish or modify from time to time. The Company’s vacation policy and your vacation entitlement are subject to change at any time in the Company’s sole discretion.

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July 9, 2021

Severance. If the Company terminates your employment without Cause (as defined below) or you resign your employment with the Company for Good Reason (as defined below) (in either event, a “Qualifying Termination”), then, subject to your execution of a general release of claims acceptable to the Company (the “Release”), the expiration of any revocation period provided in the Release and your continued compliance with the terms of the NDA (as defined below), the Company will provide severance pay to you in an amount equal to your then-current base salary rate for a period of nine (9) months (the “Severance Amount”).

If there is a Qualifying Termination within the three (3) months immediately preceding or the twelve (12) months immediately following a Change of Control (as such term is defined in the Plan), then, subject to your timely execution of a Release following your Separation from Service (as defined below), the expiration of any revocation period provided in the Release and your continued compliance with the terms of the NDA, the Company will, in lieu of the Severance Amount, provide you with severance pay in an amount equal to your then-current base salary rate for a period of nine (9) months plus an amount equal to 100% of your then-applicable target annual incentive bonus for the fiscal year in which such Qualifying Termination occurs (the “Change of Control Severance Amount”).

In addition, in the event of your Qualifying Termination, if following your Separation from Service, you are eligible for and timely elect continued medical insurance coverage pursuant to COBRA, then, subject to your timely execution of a Release following your Separation from Service (as defined below), the expiration of any revocation period provided in the Release and your continued compliance with the terms of the NDA, the Company will reimburse you for or pay on your behalf the applicable premiums for you and your eligible dependents during the period commencing on the date of your Separation from Service and ending on the earlier to occur of (a) the final day of the applicable severance period and (b) the date you otherwise become ineligible for continued coverage under COBRA. Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall not be obligated to make any such payments or reimbursements to you.

Any Severance Amount or Change of Control Severance Amount to which you may be entitled under this letter will be paid in substantially equal installments in accordance with the Company’s ordinary payroll practices, beginning on the first payroll date following the date that is sixty (60) days after the date of your Separation from Service and with the first installment to include any amounts that would otherwise have been payable prior to such first payroll date. To be eligible for any Severance Amount, Change in Control Severance Amount or COBRA reimbursement hereunder, you must execute and deliver the Release to the Company and allow it to become effective within thirty (30) days following your Separation from Service.

If a Qualifying Termination occurs at any time within the three (3) months immediately preceding or the twelve (12) months immediately following a Change of Control, then each outstanding equity award in the Company held by you shall immediately vest and, if applicable, become exercisable with respect to one hundred percent (100%) of the shares of the Company subject thereto. The foregoing provisions of this paragraph shall apply notwithstanding anything express or implied to the contrary in any agreement or award between you and the Company, or in any plan of the Company, that is applicable to such outstanding equity award.

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409A Matters. Each installment payment provided under this letter shall at all times be considered a separate and distinct payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything in this letter to the contrary, to the extent required to avoid a prohibited distribution under Section 409A of the Code, the benefits provided under this letter will not be provided to you until the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (b) the date of your death. Upon the first business day after expiration of the relevant period, all payments delayed pursuant to the preceding sentence will be paid in a lump sum and any remaining payments due will be paid as otherwise provided herein. In no event may you, directly or indirectly, designate the calendar year of any payment to be made to you under this letter, to the extent such payment is subject to Section 409A of the Code. The Company makes no representations or warranty and shall have no liability to you or any other person if any provisions of this letter are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A of the Code. Notwithstanding anything herein to the contrary, in the event that any compensation or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, becomes payable upon the occurrence of a change of control, such compensation or benefit shall not be paid unless such change of control constitutes a “change in control event” within the meaning of Section 409A of the Code.

Parachute Payments. Notwithstanding any other provisions of this letter, any Company plan or any other agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise (all such payments and benefits, including the severance payments and benefits hereunder, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A of the Code, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A of the Code and (iv) reduction of any payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

All determinations regarding the application of this Parachute Payments section shall be made by an accounting firm or consulting group with experience in performing calculations regarding the

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applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Parachute Payments section, you agree to promptly return the excess amount to the Company.

Withholding Taxes. All payments and benefits described in this letter agreement or that you may otherwise be entitled or eligible to receive as a result of your employment with the Company will be subject to applicable federal, state and local tax withholdings.

Definitions

Separation from Service. For purposes of this letter, “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

Cause. “Cause” shall mean the occurrence of any of the following events: (i) your commission of any crime involving the Company, or any crime involving fraud, breach of trust, physical or emotional harm to any person, moral turpitude or dishonesty; (ii) any unauthorized use or disclosure by you of the Company’s proprietary information (other than any such use or disclosure that is not intentional and is not material); (iii) any intentional misconduct or gross negligence by you that has a material adverse effect on the Company’s business or reputation; (iv) any material breach by you of any agreement between you and the Company that is not cured within thirty (30) days after receipt of written notice from the Company describing any such breach; or (v) your repeated and willful failure to perform the duties, functions and responsibilities of your position after a written warning from the Company.

Good Reason. “Good Reason” shall mean your resignation from all positions you then hold with the Company if: (A) without your written consent (i) there is a material diminution in the nature or scope of your responsibilities, duties, authority, or title; (ii) there is a material reduction of your base salary; provided, however, that a material reduction in your base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect you to a proportionally greater extent than other similarly situated employees shall not constitute Good Reason; or (iii) you are required to relocate your primary work location to a facility or location that would increase your one way commute distance by more than thirty- five (35) miles from your primary work location as of immediately prior to such change, (B) you provide written notice outlining such conditions, acts or omissions to the Company’s Chief Financial Officer or General Counsel within thirty (30) days immediately following such material change or reduction, (C) such material change or reduction is not remedied by the Company within

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thirty (30) days following the Company’s receipt of such written notice and (D) your resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations. At or prior to the Start Date, you shall execute and deliver for the benefit of the Company the Employee Confidentiality, Assignment of Inventions, Non- Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit A (the “NDA”).

Representation. You hereby represent and warrant to the Company that the execution, delivery and performance of this letter by you do not and shall no conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound.

Amendment. The provisions of this letter may be amended or waived only with the prior written consent of the Company and you, and no course of conduct or course of dealing or failure or delay by you or the Company in enforcing or exercising any of the provisions of this letter shall affect the validity, binding effect or enforceability of the letter or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this letter at the same or any prior or subsequent time.

At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth in this letter. This letter supersedes all prior understandings, whether written or oral, with respect to the subject matter of this letter.

Pam, I look forward to working with you as part of the Rhythm team. Please indicate your acceptance of this letter of employment by signing a copy of this offer letter and returning it to us by Monday, July 12, 2021

Sincerely,

/s/ Shannon Marks
Shannon Marks
Head, Talent Acquisition

The foregoing correctly sets forth the terms of my at-will employment with Rhythm. I am not relying on any representations other than those set forth above.

/s/ Pamela Cramer	7/11/2021
Pamela Cramer	Date